EXHIBIT 10.24

[LOGO OF BLUE COAT SYSTEMS]

August 29, 2003

David de Simone

12517 Woodside Drive

Saratoga, CA 95070

Dear David:

I am pleased to extend to you an offer to join Blue Coat Systems, Inc. as Senior Vice President of Engineering, reporting to Brian NeSmith, President and CEO.

We have structured a compensation package for you that consists of six (6) components. They are as follows:

•	An annual base salary of $250,000 paid according to standard company payroll policies.

•	You will be eligible to participate in an executive level bonus plan available generally to other members of the executive management team as may be authorized and approved by the Board of Directors.

•	Upon completion of your first year of service, you will receive a bonus of $125,000.

•	An option to purchase 180,000 shares of the Company’s Common Stock reserved under the Company’s option plan will be requested for approval by the Company’s Board of Directors. The exercise price per share will be equal to the fair market value per share on the date the option is granted. Beginning with your first day of employment, you will vest in the option shares in monthly installments over the next 48 months of service, as described in the applicable stock option agreement. This grant is subject to approval by the Company’s Board of Directors and execution of the appropriate stock option agreement.

•	In the event you are involuntarily terminated without cause or as a result of a change in control of the company during the first 24 months of employment, we will offer a competitive severance package in exchange for executing a settlement agreement releasing the company of any and all claims against it. Additionally, the settlement agreement would include the following:

•	6 months of acceleration on the vesting of your option shares OR in the event of a change in control, acceleration on the vesting of your options shares per the applicable section (Acceleration of Vesting) documented in the executed stock option agreement.

August 29, 2003

•	if your options are not assumed in a change of control, a provision to extend your ability to exercise any of your vested stock options for one year after your termination date except that any incentive stock options will cease to be eligible for favorable tax treatment if exercised more than three months after your employment ceases.

•	Eligibility for all standard benefits according to the Company’s benefits plan. Information on benefits will be supplied to you as soon as possible.

Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is enclosed. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s President and CEO.

This letter and the enclosed Proprietary Information and Inventions Agreement supersede any prior understandings or agreements, whether oral or written, between you and the Company. These documents may not be amended or modified except by an express written agreement signed by you and the Company’s President and CEO. The terms of this offer and the resolution of any disputes will be governed by California law.

This offer stands until the end of business on Friday, September 5, 2003 and your signature below acknowledges your acceptance of these terms.

Best Regards,

/s/ Brian NeSmith Brian NeSmith President and CEO Blue Coat Systems, Inc.	/s/ David de Simone David de Simone My start date will be 9/3/03	9/2/03 Date